Exhibit 99.5

SPECIAL NOTICE TO RECORD HOLDERS OF
COMMUNITY CENTRAL BANK CORPORATION
COMMON STOCK
WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES AND CANADA

Dear Stockholders:

          This letter is being distributed to all holders of record of common stock, $5.00 stated value (the "Common Stock"), of Community Central Bank Corporation (the "Company"), as of the close of business on ______________, 2004 (the "Record Date"), with addresses outside the United States and Canada or who have an APO or FPO address. We are enclosing with this letter a Prospectus dated ____________, 2005, and related instructions and forms relating to the distribution of rights ("Rights") to acquire Common Stock at a subscription price of $_____ per share for each share of the Common Stock. Please review these documents for a description of the rights offering and related information, including matters relating to rights held by foreign stockholders set forth under "Rights Offering--Foreign and Certain Other Stockholders" in the Prospectus.

          The Rights are evidenced by Subscription Order Forms issued to the record holders. We are not mailing Subscription Order Forms to stockholders having addresses outside the United States or Canada or who have an APO or FPO address. Instead, these forms are being held on behalf of these stockholders by Equiserve Trust Company, our Subscription Agent.

          If you wish to exercise your Rights in whole or in part, you must notify Equiserve Trust Company. Full payment of the subscription price for the Rights you choose to exercise must be received no later than 5:00 p.m., Detroit, Michigan time, on ______________, 2005. You must also follow the payment and other procedures and instructions described in the enclosed documents.

          PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO THE CORPORATE ACTIONS DEPARTMENT OF EQUISERVE TRUST COMPANY IN ITS CAPACITY AS SUBSCRIPTION AGENT, AT TELEPHONE NUMBER (800) 526-9365.

Very truly yours, COMMUNITY CENTRAL BANK CORPORATION